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                                  EXHIBIT B4.6
                       FORM OF EXTRA CREDIT PREMIUM RIDER
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                  EXTRA CREDIT PREMIUM RIDER

This rider is part of your policy. The effective date of this rider is the Contract Date shown on the Policy Data Page. The benefits described in this rider will cease upon termination of the policy. Benefits provided by this rider can only be elected prior to the Contract Date.

By attachment of this rider, your policy is amended as follows:

     BENEFIT
          EXTRA CREDIT PREMIUM BENEFIT - This benefit increases the Account Value of your policy in the first Contract Year only. For each premium received during the first Contract Year, Your Extra Credit Premium Option, shown on the Policy Data Page, is multiplied times the premium payment made and will be credited to the Account Value of your policy.

     COST
     The Extra Credit Premium Charge is shown on the Policy Data Page. In addition, the Contract Charges section of your policy is amended by the addition of the following language:

          EXTRA CREDIT PREMIUM CHARGE - We will deduct this charge monthly from the Account Value of your policy. The Extra Credit Premium Charge is shown on the Policy Data Page. This charge may result in a lower performance of policy values than may have occurred had the Extra Credit Premium Benefit not been chosen.

          In addition  to the Extra  Credit  Premium  Charge,  the Extra  Credit
          Premium Benefit will be recaptured according to the Extra Credit Premium Recapture Schedule shown on the Policy Data Page, whenever a withdrawal is made, except as provided by the Free Withdrawal Amount or other applicable policy or rider provision. Any gain or loss in the policy is not subject to the Extra Credit Premium Recapture Charge Schedule. That is, the maximum amount recaptured will never be more than your Extra Credit Premium Benefit.

          The Extra Credit Premium Charge will cease at the expiration of the Extra Credit Premium Recapture Schedule, as shown on the Policy Data Page.

          We reserve the right to limit the availability of the Extra Credit Premium Benefit Options when other benefits are added to the policy.

     This rider will not change, waive or extend any part of the policy, other than as stated herein.

                    American United Life Insurance Company(R)

                              /s/ William R. Brown

                                    Secretary